EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-46108, 333-57896 and 333-87164) pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Sirenza Microdevices, Inc. of our report dated January 17, 2003 with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

San Jose, California

March 28, 2003